CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@email.whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@email.whirlpool.com

WHIRLPOOL CORP. REAFFIRMS FIRST QTR. INDUSTRY

AND EARNINGS OUTLOOK;

APPLIANCE SHIPMENTS AND RETAIL SALES IN LINE WITH EXPECTATIONS

BENTON HARBOR, Mich., March 12, 2003—Whirlpool Corporation (NYSE:WHR) today reaffirmed its previously announced earnings outlook for the first quarter of 2003. The company also announced that year-to-date consumer retail sales in North America are within the range of prior forecasts.

“While uncertain economic and geopolitical environments cause us all to be extra diligent as they relate to changes in trends and consumer demand, today we are seeing a moderate decline in consumer demand in the U.S. appliance industry,” said David R. Whitwam, Whirlpool Corporation’s chairman and chief executive officer. “In addition, we are not seeing a sales-mix shift to lower priced products that are sold under our U.S. brands.”

Whitwam added: “Consistent with our previous forecast for the quarter, U.S. appliance industry shipments appear to be down approximately 4 percent, and retail sales down 3 percent from last year’s levels. Company and retail inventory levels appear to be balanced and appropriate to support first-quarter sales projections.

“The company continues to monitor and manage the economic challenges brought on by the current geopolitical environment. However, given current industry conditions, we expect to deliver first-quarter earnings that will approximate our previous forecast of flat to up moderately from last year’s core earnings of $1.32 per share.”

For the full year, the company expects U.S. appliance shipments to be flat to up moderately from last year’s level. The company reaffirms its full-year earnings guidance of $6.20 to $6.40 per share.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, Michigan, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2003 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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